EXHIBIT 99.1



                                  News Release

              BROOKE CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

OVERLAND PARK, KS, August 24, 2001 - Robert D. Orr, Chairman and CEO of Brooke Corporation announces earnings of $160,307 or $.23 per share (not diluted) for the company's 2nd quarter. Orr noted that earnings of $522,218 or $.74 per share (not diluted) for the six-month period ending June 30, 2001 reflects prior period accounting adjustments which increased first quarter income more than previously reported.

In making the earnings announcement, Orr stated that, "Our recent expansion was very expensive, but we are starting to see the results as total revenues increased 120% from $2,925,304 in the second quarter of 2000 to $6,445,651 in the second quarter of 2001."

Orr also stated that, "Making loans available to agents for acquisitions and working capital is an important part of our growth plans. Accordingly, Brooke Corporation's continued growth depends to a large extent on future funding of agent loans from the sale of bonds, preferred stock and participation certificates."

Orr noted that revenues from Brooke Corporation's activities as a facilitator of insurance agency purchases represented a significant share of 2nd quarter operating income as 2nd quarter revenues included $449,580 from gains on the sale of agencies and $317,203 from buyers assistance fees.

About our Company... Brooke Corporation, a Kansas-based corporation, is an insurance agency with more than one hundred twenty franchise agent locations in eleven states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance polices. Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute all financial services more efficiently. Brooke operates a finance company subsidiary that has originated more than $30,000,000 in loans to its franchise agents and their subagents.

Contact.... Doris VanKooten, vankd@brookecorp.com or (785) 543-3199, Ext. 14
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